Exhibit 99.1

News Release

BRISTOW RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

HOUSTON, TX – May 7, 2019 – Bristow Group Inc. (NYSE: BRS) (“Bristow” or the “Company”) today announced that on May 1, 2019, it was notified by the New York Stock Exchange (“NYSE”) of its noncompliance with continued listing standards because the average closing price of its common stock over a prior 30 consecutive trading day period had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.

Under the NYSE rules, Bristow has a period of six months following the receipt of notice to regain compliance. The Company’s common stock will continue to be listed and traded on the NYSE during this six-month cure period, subject to the company’s compliance with other continued listing requirements set forth in the NYSE Listed Company Manual. The notice does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting obligations.

About Bristow Group Inc.

Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

Contact:

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

linda.mcneill@bristowgroup.com

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

adam.morgan@bristowgroup.com